Exhibit 21.1
SUBSIDIARIES OF XO HOLDINGS, INC.

Jurisdiction of
Entity Name	Incorporation

Nextlink Wireless, Inc.	Delaware
V & K Holdings, Inc.	Delaware
XO Communications, LLC	Delaware

XO Communications, LLC Subsidiaries:
Telecommunications of Nevada, LLC (50% interest)	Delaware
XO Communications Services, Inc.	Delaware
XO Interactive, Inc.	Washington
XO International Holdings, Inc.	Delaware
XO Nevada Merger Sub., Inc.	Delaware

XO Communications Services, Inc. Subsidiaries:
XO Virginia, LLC	Washington

XO International Holdings, Inc. Subsidiaries:
XO International, Inc.	Delaware
XO Asia Limited (1% interest)	Hong Kong
XO NS, Inc.	Canada

XO International, Inc. Subsidiary:
XO Asia Limited (99% interest)	Hong Kong

XO Nevada Merger Sub., Inc. Subsidiary:
Telecommunications of Nevada, LLC (50% interest)	Delaware